EXHIBIT 28


Contact: Beacon Hill Partners, Inc.
         (800) 253-3814


FOR IMMEDIATE RELEASE


                       HIGH RIVER TENDER OFFERS FOR MCNEIL
                          LIMITED PARTNERSHIPS EXTENDED


     New York, New York, November 1, 1996--High River Limited Partnership ("High River") announced today that it has extended the expiration date of its tender offers (the "Tender Offers") for units of limited partnership interest ("Units") in each of McNeil Pacific Investors Fund 1972 ("MPIF"), McNeil Real Estate Fund IX, Ltd. ("MREF IX"), McNeil Real Estate Fund X, Ltd. ("MREF X"), McNeil Real Estate Fund XI, Ltd. ("MREF XI"), McNeil Real Estate Fund XIV, Ltd. ("MREF XIV"), McNeil Real Estate Fund XV, Ltd. ("MREF XV"), McNeil Real Estate Fund XX, L.P. ("MREF XX"), McNeil Real Estate Fund XXIV, L.P. ("MREF XXIV"), McNeil Real Estate Fund XXV, L.P. ("MREF XXV"), McNeil Real Estate XXVI, L.P. ("MREF XXVI"), and McNeil Real Estate Fund XXVII, L.P. ("MREF XXVII"). The Tender Offers, as extended, will expire at 12:00 midnight, New York City time, on Friday, November 22, 1996.

     Approximately 5,181 Units of MPIF, 3,524 Units of MREF IX, 13,012 Units of MREF X, 15,546 Units of MREF XI, 1,993 Units of MREF XIV, 2,726 Units of MREF XV, 1,558.124 Units of MREF XX, 2,311 Units of MREF XXIV, 1,209,685 Units of MREF XXV, 806,604 Units of MREF XXVI and 106,817 Units of MREF XXVII have been tendered to the depositary pursuant to the Tender Offers.

     The Tender Offers are being made pursuant to Offers to Purchase dated September 20, 1996, as amended.